CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2023, relating to the financial statements and financial highlights of Victory Integrity Discovery Fund, Victory Integrity Mid-Cap Value Fund, Victory Integrity Small-Cap Value Fund, Victory Integrity Small/Mid-Cap Value Fund, Victory Munder Multi-Cap Fund, Victory S&P 500 Index Fund, Victory Munder Mid-Cap Core Growth Fund, Victory Trivalent International Fund-Core Equity, Victory Trivalent International Small-Cap Fund, Victory Total Return Bond Fund (formerly Victory INCORE Total Return Bond Fund), Victory Diversified Stock Fund, Victory Special Value Fund, Victory THB US Small Opportunities Fund, Victory Strategic Allocation Fund, Victory Fund for Income (formerly Victory INCORE Fund for Income), Victory Investment Grade Convertible Fund (formerly Victory INCORE Investment Grade Convertible Fund), Victory Sycamore Established Value Fund and Victory Sycamore Small Company Opportunity Fund (the "Funds"), each a series of Victory Portfolios, for the year ended June 30, 2023, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Ongoing Arrangements to Disclose Portfolio Holdings" in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 24, 2023

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fa x | cohencpa.com

Registered with the Public Company Accounting Oversight Board